Exhibit 10.13

October 24, 2023

Dear Nate:

STAAR Surgical Company is pleased to offer you the position of General Counsel and Corporate Secretary reporting to Tom Frinzi, President and Chief Executive Officer. Your beginning wage will be $18,076.93 per bi-weekly pay period ($470,000 annually), in addition to all the benefits offered through our current policies.

As approved by the Compensation Committee of the Board of Directors, you will receive an initial equity grant valued at 300% of your annual base salary ($1,410,000 value) in the form of Stock Options (50% value) and RSU’s (50% value). The Options will vest over a three-year period on the following schedule: one-year cliff vest for the first third with the remaining two thirds vesting monthly over the remaining 24 months of the grant. These options will be valued using the BSV method and priced at the date of grant. The RSU awards will vest over a three-year period: 33% cliff vesting upon the first anniversary of the grant, 33% vesting on the second anniversary and 33% vesting on the third anniversary of the grant. Both the Options and RSU’s will be granted during the open window on or following your date of hire.

In addition, you will participate in our Corporate Annual Incentive Bonus Program. You will have a target bonus of 55% of your annual base salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives.

Among the other benefits offered to you is unlimited vacation, an annual health care screen from Cedars Sinai, an Executive whole life insurance policy valued at $500,000, our comprehensive health care benefits plan, a competitive 401K Plan and a Severance and a Change in Control Agreement.

This offer is also contingent on the successful completion of a background check which will be conducted by the Mintz Group, an independent background verification company contracted by STAAR Surgical.

Upon acceptance of this offer and the successful completion of a background check, you may begin work. Your start date is to be determined. On your first day of employment, you will need to bring identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (Form I-9).

Please make note, employment is at the mutual consent of the employee and STAAR and can be terminated “at will,” with or without cause, by either you or STAAR in its sole discretion at any time.

Nate, we are very excited about the possibility of your joining the STAAR Executive Team. We believe your contributions to the Company will quickly have significant and long lasting impact on STAAR.

Sincerely,

Bill Goodmen

Vice President Global Human Resources

cc. Tom Frinzi